Exhibit 5(e)

   Form of Sub-Sub-Advisory Agreement among Orbitex Group of Funds, Orbitex Management, Inc., Bankers Trust Company and BT Funds Management (International)
                                  Limited


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                            SUB-SUBADVISORY AGREEMENT

         This Sub-Subadvisory Agreement is made and entered into on this day of 1997, by BT Fund Managers International Limited (the "Sub-Sub-Adviser"), a wholly-owned subsidiary of Bankers Trust Australia Limited (located in Sydney, Australia) which, in turn, is wholly-owned subsidiary of Bankers Trust New York Corporation ("BTNY"), a bank holding company located in New York, and Bankers Trust Company (the "Sub-Adviser"), a New York banking corporation which is also a wholly-owned subsidiary of BTNY, Orbitex Management, Inc., a New York corporation (the "Adviser, and Orbitex Group of Funds a Delaware business trust (the "Trust").

                                   WITNESSETH

         WHEREAS, the "Adviser" is engaged pursuant to an Investment Advisory Agreement (the "Advisory Agreement") with the Trust in the investment of the Trust's assets in accordance with the Trust's Prospectus and Statement of Additional Information (collectively the "Prospectus"); and

         WHEREAS, pursuant to the Advisory Agreement, the Adviser may delegate its responsibilities for the management of the investment of the assets of one or more Funds of the Trust to one or more sub-advisers, and

         WHEREAS, pursuant to a Sub-Advisory Agreement among the Trust, Adviser and Sub-Adviser (the "Sub-Advisory Agreement") the Adviser has delegated responsibility for management of the investments of one or more Funds of the Trust to the Sub-Adviser and the Sub-Adviser has agreed to managed the investment of one or more Funds in accordance with this Sub-Advisory Agreement and Prospectus; and

         WHEREAS, pursuant to the Sub-Advisory Agreement, the Sub-Adviser may delegate its responsibilities for the management of the investment of the Fund(s) which it has assumed therein to one or more Sub-Sub-Advisers, and

         WHEREAS, the Sub-Adviser desires to so delegate responsibility for management of the investments of one or more Funds of the Trust to the Sub-Sub-Adviser, the Sub-Sub-Adviser agrees to manage the investment of one or more Funds in accordance with this Sub-Subadvisory Agreement and the Prospectus;

         NOW THEREFORE:, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows;

1. The Sub-Adviser hereby appoints the Sub-Sub-Adviser to act as the investment advisor to the Sub-Adviser with respect to one or more funds (individually or collectively the "Fund" as identified in "Schedule A", which is attached hereto and by this reference is incorporated herein. The Sub-Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth for the compensation set forth on Schedule B, which is attached hereto and by this reference is incorporated herein. The Sub-Adviser represents to the Sub-Sub-Adviser that it is authorized pursuant to the Sub-Advisory Agreement to delegate to the Sub-Sub-Adviser all of the services to be performed by the Sub-Sub-Adviser pursuant hereto.


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2. Subject to the supervision of the Trustees of the Trust and the Adviser and
Sub-Adviser the Sub-Sub-Adviser will manage the securities and investments (including cash) of the Fund, including the purchase, retention and disposition thereof, and the execution of agreements relating thereto in accordance with the Fund's investment objectives, policies and restriction as those are stated in the Prospectus and further subject to the following understandings:

         (a) The Sub-Sub-Adviser shall furnish a continuous investment program to the Fund and in doing so shall determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portions of the assets will be invested or held uninvested as cash;

         (b) The Sub-Sub-Adviser, in the performance of its duties and obligations under this Agreement shall act in conformity with the requirements of the Declaration of Trust, Bylaws and the Prospectus of the Trust, and with the instructions and directions of the Trustees of the Trust and, to the extent consistent therewith and herewith, of the Adviser and/or Sub-Adviser, and will conform to and comply with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and all other applicable federal and state laws and regulations;

         (c) The Sub-Sub-Adviser shall determine the securities to be purchased or sold by the Fund and, as agent for the Fund, will effect transactions pursuant to its determinations either directly with the issuer or with or through any broker and/or dealer in such securities. The Sub-Sub-Adviser shall also determine whether or not the Fund shall enter into repurchase agreements or engage in any other investment transactions or techniques that are consistent with subsection (b) above;

         (d) The Sub-Sub-Adviser shall maintain such books and records as are required by the 1940 Act or other applicable law with respect to the securities transactions of the Fund and shall render to the Adviser or Sub-Adviser or either of their designees, such periodic and special reports as they may reasonably request;

         (e) The Sub-Sub-Adviser shall, to the extent the information is within its reasonable control, provide or cause to be provided to the Trust's Custodian all requested information relating to all transactions concerning the assets of the Fund (other than share transactions of the Fund). The Trust shall ensure that its Custodian complies with the Sub-Sub-Adviser's instructions provided that such instructions are authorized pursuant to this Agreement;

         (f) The investment advisory services of the Sub-Sub-Adviser to the Fund under its Sub-Subadvisory Agreement are not to be deemed exclusive, and the Sub-Sub-Adviser shall be free to render similar services to others;

         (g) The Sub-Sub-Adviser is authorized subject to the supervision of the Adviser, Sub-Adviser and the Trustees of the Trust, to place orders for the purchase and sale of the Fund's investments with or through such persons, brokers or dealers, including the Sub-Sub-Adviser or affiliates thereof and to negotiate commissions to be paid in such transactions in accordance with the Fund's policy with respect to brokerage as set forth in the Prospectus. The Sub-Sub-Adviser may, on behalf of the Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Sub-Sub-Adviser in excess of the amount another broker would have charged for effecting the transaction, provided the Sub-Sub-Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Sub-Sub-Adviser's overall responsibilities with respect to the Fund and the accounts as to which the Sub-Sub-Adviser exercises investment discretion. It is recognized

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that the services provided by such brokers may be useful to the Sub-Sub-Adviser in connection with the Sub-Adviser's services to other clients;

         (h) On occasions when the Sub-Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. In such event, allocation of the securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and, if applicable, to such other customers;

         (i) The Trust, the Adviser and the Sub-Adviser acknowledges that in order to comply with U.S. and Australian securities and banking laws and related regulatory requirements, there may be periods when the Sub-Sub-Adviser will not be permitted to initiate or recommend certain types of transactions in the securities of issuers for which affiliates of the Sub-Sub-Adviser performing investment banking services, and neither the Trust nor either the Adviser or Sub-Adviser will be advised of that fact. For example, during certain periods when affiliates of the Sub-Sub-Adviser are engaged in an underwriting or other distribution of a company's securities, the Sub-Sub-Adviser may be prohibited from purchasing or recommending the purchase of certain securities of that company for its clients. Similarly, the Sub-Sub-Adviser may on occasion be prohibited from selling or recommending the sale of securities of a company for which affiliates are providing investment banking services.

         (j) The Sub-Sub-Adviser shall provide marketing support to the Adviser and/or the Sub-Advisor in connection with the sale of Trust shares, as agreed to, from time to time, by either of the Adviser or Sub-Adviser with the Sub-Sub-Adviser. Such support shall includes attendance at meetings of the Trust's Board of Trustees at least annually, presentations by representatives of the Sub-Sub-Adviser at investment seminars, conferences and other industry meetings. Any materials utilized by the Adviser or Sub-Adviser which contain any information relating to the Sub-Sub-Adviser shall be submitted to the Sub-Sub-Adviser for approval prior to use, not less than ten (10) business days before such approval is needed by either of them. Any materials utilized by the Sub-Sub-Adviser which contain any information relating to any of the Adviser, Sub-Adviser or the Trust shall be submitted to the Adviser (if related to the Adviser or the Trust) or to the Sub-Adviser (if related to the Sub-Adviser) for approval prior to use, not less than ten (10) business days before such approval is needed by the Sub-Sub-Adviser, which approval shall not be unreasonably withheld.

         In the event of termination of this Agreement, the Adviser and Sub-Adviser will continue to furnish to the Sub-Sub-Adviser copies of any such materials that refer in any way to the Sub-Sub-Adviser. The Adviser and Sub-Adviser shall furnish or otherwise make available to the Sub-Sub-Adviser such other information relating to the business affairs of the Fund as the Sub-Sub-Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         (k) The Trust represents that it has delivered true ant correct copies to the Sub-Sub-Adviser of, and agrees to promptly notify and deliver to the Sub-Sub-Adviser, all future amendments and supplements to, the Prospectus, the Trust's Declaration of Trust, the Trust's Bylaws, resolutions or other instructions of the Trustees, and such other documents or instruments governing the instruments and investment policies and practices of the Fund which are relevant to the Sub-Sub-Adviser's performance of its duties under this Agreement and the Trust's Registration Statement on Form N-1A.

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         (1) The Trust, Adviser and Sub-Adviser each represents, warrants and agrees that:

                  (i) it has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals (including approval by the Trust's Board of Trustees, to execute this Agreement which constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

                  (ii) the Fund is duly registered with the SEC under the 1940 Act as a diversified management investment company, and that all required action has been taken by the Fund under the Securities Act of 1933, as amended and the l940 Act to make the public offering and consummate the sale of its shares pursuant to the Prospectus; and

                  (iii) the adviser, for the purposes of investing in securities, controls or managers assets exceeding $10,000,000 AUD. Such amount may include assets of a trust managed by the Adviser and assets managed by an affiliate of the Adviser.

3. The Sub-Sub-Adviser agrees that all records which it maintains for the Fund pursuant to Section 2(d) of this Sub-Subadvisory Agreement are the property of the Trust and will promptly surrender any of such records to the Adviser or Sub-Adviser upon the request of the Trustee, the Adviser or the Sub-Adviser. The Sub-Sub-Adviser shall preserve for periods prescribed by Rule 31a-2 of the 1940 Act any such records as are required to be maintained by the Sub-Sub-Adviser with respect to the Fund by Rule 31a-1 of the 1940 Act and to comply in full with the requirements of Rule 204-2 under the Investment Advisers Act of 1940 pertaining to the maintenance of books and records.

4. For performance of the services hereunder with respect to the Fund, the Sub-Adviser shall pay the Sub-Sub-Adviser compensation pursuant to the Fee Schedule contained in Schedule B. The fee prescribed in Schedule B shall be calculated daily and payable monthly in arrears at an annual rate per Schedule B of the Fund's average daily net assets as such is calculated pursuant to the Prospectus. The Sub-Adviser shall provide the Sub-Sub-Adviser with supporting documentation indicating how the fee is calculated each month.

5. The Sub-Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, Fund, Adviser or Sub-Adviser in connection with the matters to which this Sub-Sub-Advisory Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         The Fund, and/or the Adviser and/or the Sub-Adviser will indemnify and defend the Sub-Sub-Adviser and hold it harmless against any loss, cost or claims or any demands or proceedings made by any person, in any way arising from its appointment hereunder, except as may result from the Sub-Sub-Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder. The provisions of this section 5 shall survive termination of this Agreement.

6. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years from the date of this Agreement. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; provided such continuance with respect to the Fund is approved at least annually by vote of the holders

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of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Trustees of the Trust; provided that in either event, such continuance is also approved annually by the vote, cast in person or a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any party hereto. The Sub-Sub-Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof. This Agreement may be terminated at any time by any party hereto, without the payment of any penalty, upon sixty (60) days prior written notice to the other parties; provided, that in the case of termination by the Trust, such action shall have been authorized (i) resolution of the Trust's Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Agreement or interested persons of any party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act). This Agreement shall automatically terminate in the event of it's "assignment" (as defined in the 1940 Act).

7. The Sub-Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall not, unless otherwise expressly provided herein or authorized by the Trustees of Trust from time to time, have any authority to act for or represent the Fund or Trust in any way or otherwise be deemed to be an agent of the Fund or the Trust.

8. In rendering the services required under this Agreement, the Sub-Sub-Adviser may from time to time employ or associate itself with such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement, provided that the Sub-Sub-Adviser may not retain as a sub-adviser any company that would be an "investment adviser", as that term is defined in
Section 2(a)(20) of the 1940 Act, to the Fund unless the contract with such company has been approved by the Fund in the manner required by the 1940 Act.

9. It is understood that the Trust will pay from the assets of the Fund all of its own expenses allocable to the Fund including, without limitation, compensation of Trustees; governmental fees; interest charges; taxes; fees and expenses of independent auditors, legal counsel and of any transfer agent, administrator, distributor or shareholder servicing agent; costs associated with printing and mailing of Prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares of the Fund. Costs and expenses (other than the Sub-Sub-Adviser's overhead cost) incurred by the Sub-Sub-Adviser in connection with its performance of its duties hereunder that are not acceptable to the Fund (such as costs of attending conferences at the request of the Adviser or Sub-Adviser) shall be reimbursed to the Sub-Sub-Adviser by the Sub-Adviser.

10. The Sub-Sub-Adviser Agreement may be amended only in accordance with the 1940 Act.

11. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other parties:

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                  (a)      If to the Sub-Sub-Adviser:

                           BT Fund Manager International Ltd.
                           Level 42
                           Australia Square Tower
                           Sydney, New South Wales, Australia 2000
                           Attn:

                  (b)      If to the Sub-Adviser:

                           Bankers Trust Company
                           Global Investment Management
                           One Bankers Trust Plaza
                           New York, New York 10006
                           Attn:

                  (c)      If to the Adviser:

                           Orbitex Management, Inc.
                           660 Madison Avenue
                           New York, New York 10021
                           Attention:  James L. Nelson
                           Facsimile:  212-207-8464

                  (d)      If to the Trust:

                           Orbitex Group of Funds
                           660 Madison Avenue
                           New York, New York 10021
                           Attention:  James L. Nelson
                           Facsimile:  212-207-8464

l2. This Sub-Subadvisory Agreement shall be governed and construed m accordance with the laws of the State of New York.

13. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

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         IN WITNESS WHEREOF, the parties hereto have caused this Sub-Subadvisory
Agreement to be executed by their respective officers designated below as of the day and year first above written.



ORBITEX MANAGEMENT, INC.            ORBITEX GROUP OF FUNDS

By: ___________________________     By: ____________________________________
    James L. Nelson, President          James L. Nelson, President




BANKERS TRUST COMPANY               BT FUND MANAGERS INTERNATIONAL LTD.

By: ___________________________     By: ____________________________________





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